Exhibit 10.1
SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS
BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE
TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
SAND PURCHASE AGREEMENT
     This Sand Purchase Agreement (this “Agreement”) dated October 10, 2008 is by and between Superior Well Services, Inc., a Delaware corporation (“Buyer”), and Preferred Rocks USS, Inc., a Delaware corporation (“Preferred Rocks USS”) and, from and after the Effective Date, U.S. Silica Company, a Delaware corporation (“U.S. Silica”). Prior to the Effective Date, Preferred Rocks shall be considered to be, and is sometimes hereinafter referred to individually as, the “Seller” and, upon the execution and delivery of this Agreement by U.S. Silica, from and after the Effective Date, “Seller” shall refer to Preferred Rocks and U.S. Silica collectively.
     WHEREAS, Seller produces and sells various types of proppant sands; and
     WHEREAS, Preferred Rocks USS is a party to a certain Acquisition Agreement dated as of June 27, 2008, pursuant to which it will, at the closing thereunder, purchase from Harbinger Capital Partners the business referred to as “U.S. Silica” (the “Transaction”); and
     WHEREAS, consummation of the Transaction is scheduled to occur after the execution and delivery of this Agreement, and the Cash Payment hereunder will be made, on the terms and subject to the conditions set forth herein, to facilitate the consummation of the Transaction and for the other purposes set forth in this Agreement; and
     WHEREAS, effective immediately after the later of (i) the consummation of the Transaction and (ii) Preferred Rocks USS’s receipt of the Cash Payment (the “Effective Date”), Seller wishes to sell Sand located at one or more of the Plants to Buyer, and Buyer wishes to purchase such Sand from Seller, pursuant to the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1. Certain Definitions. As used herein, the following terms shall have the respective meaning set forth beside them:
     (a) “Annual Target Amount” means, with respect to any Period during the Term other than the Ramp-up Period, 300,000 Tons of Sand as set forth in Section 2(a), subject to Section 2(b)(vi).
     (b) “Force Majeure” means events of nature (including, without limitation, weather and flooding), labor disputes, industrial disputes or disturbances, civil disturbances, interruptions by government or court order, valid orders of any regulatory body having proper jurisdiction, acts of the public enemy, wars, riots, insurrections, inability to secure materials (including, without limitation, inability to secure materials by reason of allocations promulgated by authorized governmental agencies), epidemics, fires, explosions, terrorist acts, breakage or accident to machinery, or any other cause, whether of the kind herein enumerated or otherwise,

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
not reasonably within the reasonable control of the party claiming inability to perform as a result thereof and shall, as to Seller, include, without limitation, any action or inaction by the lessor under Seller’s lease with respect to any Plant that breaches the lease to the extent that such action or inaction materially interferes with Seller’s ability to produce or sell Sand from any Plant, unless such action or inaction is caused by a breach by Seller of the provisions of such lease, any agreement to which Seller is a party or applicable law; provided, that in no event shall “Force Majeure” include economic hardship or any change in Buyer’s Sand needs or any inability to take delivery of Sand (unless such inability is directly caused by an event that would otherwise constitute Force Majeure hereunder).
     (c) “Period” means each of the full calendar years during the Term or, with respect to the first calendar year during the Term, the portion thereof commencing on the Effective Date.
     (d) “Plants” means those certain mines and processing facilities throughout the United States that, from or after the Effective Date, will be owned or leased by Seller or one of its affiliates.
     (e) “Ramp-up Period” means, if the increased volumes pursuant to Section 2(b)(vi) are given effect, the period of time during the Term commencing on the Effective Date and ending on December 31, 2009.
     (f) “Sand” means each of the following types of fracturing sand: 20/40 Sand, 40/70 Sand, 30/50 Sand, 16/30 Sand, 12/20 Sand, 100 Mesh Sand or USM 65 Sand, as further described in the Specifications.
     (g) “Term” means the Initial Term (as defined in Section 5(a)) plus any extension thereof pursuant to the renewal right set forth in Section 5(b), if applicable.
     (h) “Ton” means two thousand (2,000) pounds.
2. Purchase and Sale; Payments by Buyer.
     (a) Purchase and Sale for all Periods During Term. Subject to Section 2(b) and Section 2(c) below, for all Periods during the Term, Seller shall make available for purchase by Buyer, and Buyer shall purchase from Seller, Sand as set forth in the chart below.

Type of Sand	Plant	Amount	Initial Price
20/40	Ottawa	* * * Tons per full Period (with Tons per month as set forth on Exhibit A)	As set forth on Exhibit A

	Columbia*	* * * Tons per full Period (with Tons per month as set forth on Exhibit A)**	As set forth on Exhibit A

40/70	Ottawa	* * * Tons per full Period (with Tons per month as set forth on Exhibit A)**	As set forth on Exhibit A

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).

30/50 or 20/40 or 40/70 or 100 Mesh***	Genoa	* * * Tons*** per full Period (with Tons per month as set forth on Exhibit A)**	As set forth on Exhibit A

16/30	Columbia*	* * * Tons per full Period (with Tons per month as set forth on Exhibit A)**	As set forth on Exhibit A

12/20	Columbia*	* * * Tons per full Period (with Tons per month as set forth on Exhibit A)**	As set forth on Exhibit A

USM 65 or 100 Mesh	Pacific or Mill Creek	* * * Tons per full Period (with Tons per month as set forth on Exhibit A)**	As set forth on Exhibit A

*	Sand produced from the Columbia plant does not meet API-specifications.

**	Or such lesser or greater amount that Buyer may elect by advance notice to Seller, subject in all cases to availability of the applicable Sand, provided that (i) no such amount for any grade of Sand shall vary (upward or downward) by more than thirty percent (30%) individually or in the aggregate at any time and (ii) in the aggregate, Buyer shall purchase * * * Tons of 20/40 Sand from the Columbia Plant, 40/70 Sand, 30/50 Sand, 16/30 Sand, 12/20 Sand, 100 Mesh Sand and USM 65 Sand, at the respective Purchase Price, per full Period.

***	Subject in all cases to availability of the applicable Sand.
     (b) Purchase and Sale Detail.
          (i) Sand. The column labeled “Type of Sand” in the charts above specifies the grade of Sand that is required to be made available by Seller and Buyer is required to purchase from Seller.
          (ii) Plant. The column labeled “Plant” in the charts in Section 2(a), Exhibit A and Exhibit E specifies the Plant from which the applicable Sand is expected to be sourced. To the extent that “Columbia,” “Genoa,” “Pacific,” “Mill Creek” or “Ottawa” (except with respect to 20/40 Sand) is listed in such column, the Sand to be made available is expected to be sourced only from the mine(s) operated by the Seller or any of its affiliates that is located in such city; provided, however, that, except with respect to 20/40 Sand to be provided from the Ottawa Plant (which 20/40 Sand shall be provided only from the Ottawa Plant, subject to the first asterisk (*) on Exhibit E), Seller shall have the right to source Sand from any Plant operated by Seller or any of its affiliates as long as the sand provided is comparable to the Sand and the transportation cost to Buyer from such Plant with respect to such sand is comparable to the transportation cost to Buyer from the Plant from which the Sand is expected to be sourced.
          (iii) Amount.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
(1)	Generally. Notwithstanding anything herein to the contrary, during each Period in the Term, beginning on January 1, 2009, Buyer shall be obligated to purchase the full Annual Target Amount from Seller to the extent the Sand is available for purchase pursuant to this Agreement and Buyer shall pay the Purchase Price therefor in full in accordance with Section 4 of this Agreement (except to the extent expressly provided in the proviso in the first sentence of Section 2(c)(iv)); provided, that if Buyer’s election pursuant to Section 2(b)(vi) has been given effect, Buyer is required to purchase * * * Tons of 20/40 Sand from the Ottawa Plant during 2009. The column labeled “Amount” in the charts in Section 2(a) and Exhibit E specifies the number of Tons of the applicable Sand that shall be made available by Seller to Buyer and that Buyer shall be obligated to purchase from Seller in the aggregate in a particular Period or, as applicable, portion thereof, and on a monthly basis within such Period or portion thereof (based on the proration of the aggregate Amount for such Period or portion thereof). For the avoidance of doubt, for any Period that is less than a full year, such “Amount” shall be prorated on a monthly basis in accordance with Exhibit A (or, if applicable, Exhibit E).

(2)	Adjustment in Amount. As to Sand deliverable for any particular calendar month during the Term other than a calendar month during the Ramp-up Period, Seller may, in its sole and absolute discretion, adjust (upward or downward) the Amount of any Sand required to be supplied by it in such calendar month; provided, that such adjustment shall not result in a variance in such Amount of more than 20% (upward or downward); and provided further, that any variance pursuant to the preceding clause shall in no event affect Seller’s obligation to make available, and Buyer’s obligation to purchase in accordance with Section 2(b)(iii)(1), the Annual Target Amount specified for the applicable Period, or portion thereof, subject in all cases to availability of the applicable Sand as described in the charts in Section 2(a) and Exhibit E, and subject to Section 2(b)(iii)(1).

(3)	2008 Amounts. Notwithstanding the foregoing, for November and December 2008, the only Amount of Sand to be sold and delivered by Seller and purchased by Buyer is * * * Tons per month of 20/40 Sand from the Ottawa Plant, as to which all other terms and conditions of this Agreement shall apply.

          (iv) Price. Buyer shall pay Seller the Purchase Price for the Sand, and such Purchase Price shall be paid to Preferred Rocks USS and U.S. Silica, respectively, in accordance with Section 4 of this Agreement.
          (v) Additional Terms and Conditions. The purchase and sale of Sand contemplated by this Agreement shall be subject to the additional terms and conditions set forth on Exhibit C hereto.
          (vi) Increased Volumes. On or before December 31, 2008, Buyer may elect by written notice to Seller to increase the Annual Target Amount pursuant to this Agreement by an additional 150,000 Tons per Period (after the Ramp-up Period) in accordance with the volumes and pricing set forth on Exhibit E, subject to availability of such Sand as determined by Seller in its sole discretion. In the event that Buyer makes such election in accordance herewith and Seller determines such Sand is available and notifies Buyer in writing of such availability, the amount of the Cash Payment required pursuant to Section 4(a)(i) shall increase by an additional Seven Million Five Hundred Thousand Dollars ($7,500,000), and Buyer shall then pay Preferred Rocks USS such amount promptly upon Buyer’s receipt of such written notice of availability by Seller and otherwise in accordance with the terms set forth in this Agreement. If such payment occurs it must occur on or before December 31, 2008. Receipt of such amount in full by Preferred Rocks USS shall be a condition precedent to giving effect to such election and the terms set forth on Exhibit E. Upon giving effect to such election and the terms set forth on Exhibit E, notwithstanding anything herein to the contrary, (A) the Annual Target Amount shall be 450,000 Tons, (B) the Purchase Price shall be as set forth on Exhibit E (in lieu of Exhibit A), (C) the Amounts to be delivered during the Ramp-up Period shall be as set forth on Exhibit E and (D) Section 2(a) above shall be replaced by the provisions under the caption “Purchase and Sale After Ramp-up Period” on Exhibit E.
     (c) Flex-Track Sand Purchase Obligation.
          (i) Requests for Deferral of Amounts. For each Period during the Term (other than during the Ramp-up Period if the increased volumes pursuant to Section 2(b)(vi) are given effect), Buyer shall have the option to defer Buyer’s obligation under Section 2(a) above to purchase during such Period an amount of Sand not to exceed, for each option exercise, the Maximum Amount (as hereinafter defined). Buyer shall exercise such option to defer by giving notice to Seller at least sixty (60) days prior to the earliest date on which the making by Seller of Sand available for delivery may be affected by the exercise of such option. The notice given with respect to each option exercise shall state (A) the amount of Sand with respect to which Buyer is deferring, (B) the type of Sand subject to such deferral and the Plant from which such Sand was expected to be sourced, and (C) any other information relevant to such option exercise.
          (ii) Ability to Request a Deferral. Buyer shall not be permitted to exercise the option contemplated by Section 2(c)(i) unless the difference (the “Shortfall”) between (A) the aggregate amount of Sand that Buyer was obligated to purchase since January 1, 2009 (or, if there is a Ramp-up Period, since the end of the Ramp-up Period), based on the Annual Target Amount or prorated portion thereof, less (B) the amount of Sand that Buyer has actually purchased since January 1, 2009 (or, if there is a Ramp-up Period, since the end of the Ramp-up Period), in each case to the date of such option exercise, is less than the Maximum Amount. If

Buyer is permitted to exercise such option, then such option exercise may only be made to the extent of the excess of the Maximum Amount over the Shortfall at the date of such option exercise. Buyer shall not be permitted to exercise such option more than two (2) times during the Term or any extension thereof.
          (iii) Maximum Amount. As used herein, “Maximum Amount” means an amount of Sand equal to thirty-five percent (35%) of the Annual Target Amount, pro rata on a grade-by-grade basis.
          (iv) Catch-Up. Notwithstanding anything herein to the contrary, Buyer shall be obligated to purchase all Sand (including, without limitation, all amounts deferred pursuant to this Section 2(c)) in accordance with Section 2(b)(iii)(1); provided, however, that Buyer shall pay the Purchase Price for any amounts of Sand deferred pursuant to this Section 2(c) upon the earliest to occur of (A) Buyer’s request to purchase such Sand that was previously deferred in accordance with this Section 2(c), in which case such payment shall be made in accordance with Section 4(a)(iii), and (B) the end of the Term, as it may be extended in accordance with Section 5(c), in which case such payment shall be made no later than the last business day of the Term (as it may have been so extended), subject to Section 2(c)(v). Buyer may request to purchase Sand previously deferred in accordance with this Section 2(c) at any time during the Term (and any extension thereof in accordance with Section 5(c)) by delivering a purchase order to Seller pursuant to Section 3(a)(ii), and otherwise in accordance with this Agreement, and subject in all cases to availability of the applicable Sand. If Buyer has not purchased all amounts of Sand deferred pursuant to this Section 2(c) at the end of the Term, Buyer shall have the right to extend the Term for up to one (1) additional year solely for the purpose of purchasing any such Sand, at the Purchase Price in effect pursuant to Exhibit A or Exhibit E, as the case may be, at the time of such purchase; provided that Buyer must provide Seller written notice of any such election to extend (which shall specify the length of such extension, not to exceed one (1) year) no later than one hundred eighty (180) days before the end of the Term.
          (v) Application of Additional Amounts. If and to the extent that Buyer purchases Sand (“Additional Amounts”) from Seller in addition to the amounts Buyer is required to purchase pursuant to this Agreement (as such amounts may be increased in accordance with Section 2(b)(vi)), in all cases subject to availability and in Seller’s sole and absolute discretion, and Buyer subsequently exercises an option to defer pursuant to this Section 2(c), Buyer may elect to satisfy its obligation to purchase and pay for any such amounts of Sand deferred pursuant to this Section 2(c) by applying such Additional Amounts, to the extent comparable in grade and volume to the Sand so deferred, in lieu of purchasing or paying for such deferred amounts pursuant to Section 2(c)(iv); provided, however, that the price for any such Additional Amounts shall be not less that the applicable Purchase Price.

3. Scheduling Deliveries; Specifications Testing
     (a) Forecasts and Invoices.
          (i) Forecasts. On the Effective Date, and thereafter no later than thirty (30) calendar days prior to the beginning of each calendar quarter during the Term, Buyer shall deliver to Seller a non-binding forecast prepared in good faith that sets forth the total quantity of each type of Sand that Buyer reasonably anticipates it will need to purchase from Seller during such calendar quarter. Buyer shall use its best efforts to notify Seller promptly after any material change in any forecast delivered by Buyer to Seller.
          (ii) Purchase Orders. Buyer shall from time to time submit purchase orders for Sand that it wishes to purchase, such purchase orders to be in such form agreed upon by Buyer and Seller. At a minimum, each purchase order shall specify (i) the type of Sand to be delivered in accordance with Section 3(b); (ii) the amount of Sand of each type to be so delivered; (iii) the requested Delivery Date; and (iv) the Seller’s Plant(s) at which such delivery is requested to occur. No terms or conditions contained in any purchase order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by any party hereto shall be effective to the extent they are inconsistent with or modify the terms and conditions contained herein.
          (iii) Delivery Dates. Seller will use commercially reasonable efforts to attempt to accommodate Buyer’s requested Delivery Date(s) stated in each purchase order. Buyer shall have the option to reschedule orders based on Buyer’s forecasted demand provided pursuant to Section 3(a)(i) above, and Seller will use commercially reasonable efforts to deliver rescheduled amounts based on the revised schedule. Despite its commercially reasonable efforts, if Seller is unable to meet Buyer’s request, Seller shall notify Buyer of the reason for such inability, and Seller and Buyer shall attempt to resolve such matters. If Seller and Buyer cannot agree on the Delivery Date(s), then Buyer shall be obligated to accept the Sand on the Delivery Date(s) specified by Seller, which date(s) shall reflect Seller’s commercially reasonable efforts to accommodate Buyer. As used herein, “Delivery Date” shall mean each date that Sand requested pursuant to a purchase order is actually tendered for delivery to Buyer by Seller pursuant to Section 3(b)(i).
     (b) Delivery of Sand.
          (i) On each Delivery Date, Seller shall sell and tender, for shipment to Buyer, the amount of Sand scheduled for delivery on such date during Seller’s normal business operational hours, FOB Seller’s Plants.
          (ii) Title to and risk of loss of the Sand shall pass to Buyer upon loading the Sand into truck(s), rail car(s) or directly to barge(s), if applicable, in each case at Seller’s Plant.
     (c) Acceptance of Delivery. It is hereby understood and agreed that it is critical that Buyer take, and Buyer hereby agrees to take, delivery of Sand on the Delivery Date(s) to avoid a materially adverse effect on Seller and its other customers utilizing the same facilities. If Buyer fails to take delivery on such Delivery Dates(s), Seller shall have the right to tender the Sand to another purchaser and, subject to Buyer’s obligation to pay for such Sand in full pursuant to Section 2(b)(iii)(1), any such amounts of Sand shall be deemed to constitute a delivered portion of the Annual Target Amount applicable to the Period in which such failure occurs, such that Seller shall not be required to deliver such Sand to Buyer. If Buyer fails to take delivery of Sand

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (***).
on a Delivery Date, Seller shall, subject to Seller’s other contractual commitments, use commercially reasonable efforts to sell such Sand to another purchaser and, to the extent Seller sells such Sand to another purchaser, Buyer’s obligation to pay for such Sand in full pursuant to Section 2(b)(iii)(1) shall be reduced by the amount, if any, that (i) the amount Seller actually receives from such purchaser for such Sand exceeds (ii) all of Seller’s reasonable expenses in connection with such efforts to sell such Sand; provided that in no event shall such reduction exceed the applicable Purchase Price. If Seller is unable to sell such Sand, then Buyer shall pay Seller, in addition to all amounts payable pursuant to Section 2(b)(iii)(1), the amount of all such expenses referred to in the immediately preceding sentence. Buyer assumes all risks of taking delivery on the Delivery Date(s); and consistent with the foregoing, Seller is not responsible for Buyer’s inability to take delivery of tendered Sand due to unavailability of truck(s), railcar(s) or barge(s).
     (d) Specifications. Buyer acknowledges that it has reviewed and has accepted in all respects the specifications for Sand (“Specifications”) attached hereto as Exhibit B. Seller shall perform the applicable testing procedures set forth on Exhibit B hereto prior to tendering any Sand for delivery. Upon successful completion of such testing procedures, such Sand shall be deemed to meet the Specifications in all respects, irrespective of any change in the condition of such Sand after such Sand is tendered for delivery by Seller. Seller shall not deliver any Sand unless such Sand so meets the Specifications.
     (e) Inspection of Records. Seller shall keep reasonably complete and accurate records regarding the testing of Sand provided in Section 3(d) above. Buyer shall have the right, upon reasonable notice and during Seller’s business hours, to inspect such records to verify that, when tested, the Sand met the Specifications.
4. Purchase Price; Fuel Adjustment
     (a) Purchase Price. The purchase price per Ton for the Sand is set forth on Exhibit A attached hereto and made a part hereof (“Purchase Price”), subject to Section 2(b)(vi).
          (i) Cash Payment. Simultaneously with the closing of the Transaction, (A) Buyer shall pay Preferred Rocks USS Fifteen Million Dollars (***) as an advance cash payment for the purchase of Sand (as such amount may be increased pursuant to Section 2(b)(vi), the “Cash Payment”) and (B) Preferred Rocks USS shall provide Buyer (i) a note (the “Note”) in the principal amount of the Cash Payment and (ii) a related Mortgage, Security Agreement and Financing Statement on an undivided mineral interest in sand at Ottawa, Illinois (the “Mortgage”) and Buyer shall receive a fully executed copy of the Subordination, Attornment and Non-Disturbance Agreement (the “SND Agreement”) in such form as mutually agreed by Preferred Rocks USS and Buyer. Notwithstanding anything herein to the contrary, the Cash Payment shall constitute, and in all respects shall be deemed to be, an advance cash payment to Preferred Rocks USS for unmined sand of Preferred Rocks USS. Seller shall be entitled to use the Cash Payment to consummate the Transaction and/or for the production and processing of sand.
          (ii) Buyer’s Obligation to Fund. Buyer’s obligation to fund the Cash Payment is subject to the condition that Buyer simultaneously receives a copy of the Note, the Mortgage and the SND Agreement, in each case executed by all parties thereto other than Buyer and in each case satisfactory to Buyer in its reasonable discretion. Buyer and Seller acknowledge that at the time of the execution and delivery of this Agreement the Note, the Mortgage and the SND Agreement have not yet been fully negotiated.
          (iii) Invoicing.
(1)	Seller shall deliver an invoice for Sand tendered for delivery pursuant to Section 3(b) above (each, an “invoice”), to Buyer after such time as the Sand listed in such invoice shall have been tendered for delivery. Seller may deliver each invoice by hard copy or electronically. Buyer shall participate in any electronic invoicing program instituted by Seller, and shall take all actions reasonably requested by Seller in furtherance of such participation.

(2)	Buyer shall pay in full each invoice within thirty (30) days after the date of such invoice to the payee(s) specified in such invoice, subject to Section 4(a)(iii)(3)(y) until the amount outstanding under the Note equals Zero Dollars ($0). In the event of a dispute as to any amount alleged to be owed to Seller, Buyer shall pay in full the invoice and seek a credit on a subsequent purchase order.

(3)	Until the amount outstanding under the Note equals Zero Dollars ($0), with respect to each invoice, Buyer shall pay the Purchase Price for Sand under this Agreement as follows: (x) Seller shall apply Twenty-Six and One Hundred Thirty-Eight one thousandths percent (26.138%) of the amount of the Purchase Price for Sand pursuant to such invoice as a credit toward reduction of the obligation of Preferred Rocks USS to repay the Cash Payment, (y) Buyer shall pay the balance (i.e., Seventy-Three and Eight Hundred Sixty-Two one thousandths percent (73.862%)) of the amount of the Purchase Price for Sand pursuant to such invoice in cash as provided in Section 4(a)(iii)(2), which amount Buyer shall pay to U.S. Silica for processing such Sand, and (z) Buyer shall pay all other amounts pursuant to such invoice as provided in Section 4(a)(iii)(2). Buyer hereby specifically authorizes, and grants permission to, Seller to utilize the Cash Payment in accordance with Section 4(a)(i) and to credit from time to time outstanding invoices in the manner set forth in this Section 4(a)(iii)(3) and authorizes Preferred Rocks USS to reduce the amount outstanding under the Note by the amounts so credited, in accordance with the terms of the Note. Preferred Rocks USS shall notify Buyer in writing when the amount outstanding under the Note equals Zero Dollars ($0).

(4)	On a quarterly basis, Seller shall send Buyer its understanding of the payments and credits made with respect to the Note during the last quarter, with such level of detail as Buyer may reasonably request.

(5)	On and after the date the amount outstanding under the Note equals Zero Dollars ($0), Buyer shall pay all invoices as provided in Section 4(a)(iii)(2).
          (iv) Surcharges. Seller shall invoice Buyer for the Purchase Price of the Sand, any fuel surcharge and shipping/delivery costs (if applicable) itemized separately in each invoice, the frequency and content of which is set forth in 4(b)(i). The fuel surcharge and shipping/delivery costs shall be adjusted on a periodic basis as set forth herein.
          (v) Late Charges. Interest shall accrue on all amounts more than fifteen (15) days delinquent at the lesser of: (A) fifteen percent (15%) per annum of the invoiced amount; or (B) the maximum rate permitted by law.
     (b) Fuel Surcharge.
          (i) Computation. Seller will use a substantial amount of natural gas in the course of making Sand suitable for delivery to Buyer. The Purchase Price is based upon a base price of Nine Dollars ($9.00) per MMBTU with “MMBTU” meaning a thousand thousand british thermal units, of natural gas at the point where Seller takes delivery of the natural gas (“Base Fuel Cost”). If and to the extent that in any calendar quarter the average monthly close amount calculated on a quarterly basis by averaging the monthly close amounts for the respective quarter, of the NYMEX index (with “NYMEX” meaning the New York Mercantile Exchange) exceeds the Base Fuel Cost, Seller shall invoice Buyer for a fuel surcharge (the “Fuel Adjustment”) with respect to all Sand tendered for delivery during such quarter. The amount of the Fuel Adjustment shall be calculated based on the average of the previous quarterly close of the NYMEX. The Fuel Adjustments shall be the difference in quarterly average less the Base Fuel Cost, times a factor of .25 MMBtu, and shall be applied on a per Ton basis. The Fuel Adjustment shall be made quarterly and Seller shall notify Buyer of the amount of the Fuel Adjustment during the first month when the Fuel Adjustment shall begin to apply. For the avoidance of doubt, the Fuel Adjustment charge may increase or decrease from quarter to quarter but such Fuel Adjustment shall never be less than zero. By way of example, see the below calculation for clarification purposes only:

NYMEX Natural Gas Settlement Prices
Apr-08	$9.58
May-08	$11.28
Jun-08	$11.92
Calculation Example:
Average	$10.92
Base Price	$9.00
Difference	$1.92
0.25 MMBtu Factor	$0.48
Fuel Adjustment Charge	$0.48
          (ii) Fuel Adjustment Invoicing. Seller will invoice Buyer for the Fuel Adjustment shown as a separate line item in the invoice and said invoice will be payable within thirty (30) days after the date of such invoice.

5. Term.
     (a) Initial Term. This Agreement shall commence, as to Sections 1, 4, 5, 8, 9, 10, 11, 12, 13, 14 and 15 of this Agreement, on the date hereof and, as to all other provisions of this Agreement, on the Effective Date, and shall continue until December 31, 2015 (the “Initial Term”). This Agreement shall terminate at the close of business on January 1, 2009 if the Transaction has not been consummated on or before such date unless the conditions to Buyer’s obligation to fund the Cash Payment pursuant to Section 4(a)(ii) have been satisfied and the Transaction has not been consummated because Buyer has failed to pay the Cash Payment in accordance with Section 4(a)(i). After the end of the Term, Buyer shall not be able to place any additional orders for Sand under this Agreement and Seller shall have no further obligations with respect to Sand under this Agreement, but the provisions of this Agreement shall otherwise remain in effect.
     (b) Renewal Option. If Buyer has not breached its obligations under this Agreement in any material respect, and Buyer is not in default under this Agreement, Buyer shall have the option to renew this Agreement for an additional four (4) year term expiring December 31, 2019 by providing written notice to Seller on or prior to the date that is one hundred eighty (180) days prior to the expiration of the Initial Term. In the event of any such renewal, each Purchase Price shall continue to increase throughout the Term pursuant to Exhibit A.
     (c) Limited Purpose Extension. In addition, Buyer shall have the right to extend this Agreement for a period not to exceed one (1) additional year, pursuant to Section 2(c)(iv), solely for the limited purpose set forth in Section 2(c)(iv).
6. Force Majeure. (a) Except for Buyer’s obligations to pay for Sand in accordance with Section 2(b)(iii)(1), neither party shall be liable for its failure or delay to perform its obligations hereunder when such failure is due to an event of Force Majeure. If an event of Force Majeure, or any other cause, affects Seller’s ability to meet contractual obligations to provide Sand to Buyer and to other purchasers of Sand, Seller may allocate available supplies of Sand in any manner it deems appropriate. To the extent any law requires that any allocation of available supplies of Sand be made in a fair and reasonable manner, factors that Seller may take into account in considering a fair and reasonable allocation of available supplies of Sand include the relative vintage of the contracts for its sale of Sand, past performance by buyers of Sand of their respective contract obligations, past performance of buyers who had the right but not the obligation to take certain quantities of Sand and who exercised such right, and whether any particular contract has provisions for priority of access to (including reserved rights to) available supplies of Sand.
7. Material Failure to Perform.
     (a) By Seller.
          (i) In the event that Seller shall have failed to supply any portion of Sand requested by Buyer pursuant to a purchase order under this Agreement and required to be supplied by Seller pursuant to this Agreement, and if such failure continues for a period of sixty (60) consecutive days after the date Buyer gives Seller notice of such failure (the “Failure

Date”), at Buyer’s option either (A) Seller shall pay to Buyer either (x) a fee equal to $10.00 for each Ton of such shortfall, in which event Seller shall have no further obligation to deliver to Buyer the amount of such shortfall for which such fee was assessed, or (y) solely to the extent that such shortfall is continuing or has increased, in each case on or after a period of ninety (90) days have elapsed following the Failure Date, a fee equal to $20.00 for each Ton of such shortfall (solely to the extent such shortfall is continuing or has increased after such ninety (90) day period has elapsed), in which event Seller shall have no further obligation to deliver to Buyer the amount of such shortfall for which such fee was assessed, or (z) solely to the extent that there is a shortfall in any month during any twelve (12) month period in which there has previously been a shortfall in at least four (4) other months of such twelve (12) month period, a fee equal to $20.00 for each Ton of such shortfall thereafter until the completion of such twelve (12) month period, in which event Seller shall have no further obligation to deliver to Buyer the amount of such shortfall for which such fee was assessed; or (B) if such shortfall is the direct result of Seller’s entry into contractual obligations to deliver more Sand than Seller projected it would produce in such Period and Buyer exercises commercially reasonable efforts to purchase substitute Sand for such shortfall but cannot purchase such Sand for a price less than 25% more than the applicable Purchase Price, then, in lieu of any payment pursuant to Section 7(a)(i)(A), Seller shall pay to Buyer damages in the amount by which the price actually paid by Buyer for such Sand (which price Buyer shall document in reasonable detail by notice to Seller) exceeds the applicable Purchase Price for such Sand, in which event Seller shall have no further obligation to deliver to Buyer the amount of such shortfall for which such fee was assessed; provided, however, that such 25% referred to above in this clause (B) shall be reduced to zero percent (0%) with respect to such shortfall to the extent that such shortfall is continuing or has increased, in each case on or after a period of ninety (90) days have elapsed following the Failure Date, or to the extent that there is such shortfall occurs in any month during any twelve (12) month period in which there has previously been a shortfall in at least four (4) other months of such twelve (12) month period; and provided, further that in no event shall the amount of such damages exceed thirty dollars ($30.00) per Ton. Notwithstanding the foregoing, Buyer may, in lieu of the assessment of any such fee or damages, elect to waive such fee and damages and instead purchase the amount of such shortfall when and to the extent it becomes available during the Term, which election Buyer shall make by notice to Seller no later than fifteen (15) days after Seller’s notice to Buyer of its inability to supply. Any such purchase of materials shall count towards Annual Target Amounts. Such fee or damages shall, at the option of Buyer, either be paid by Seller within thirty (30) days after the end of the Period in which the shortfall occurred or shall be credited by Seller to Buyer against amounts payable by Buyer for purchases of Sand in the succeeding Period. The fees and damages referred to in the foregoing sentence shall constitute liquidated damages, and shall in no event constitute a penalty. Seller and Buyer agree that in the event of such a shortfall, the liquidated damage amounts stated in this Section 7(a)(i) are a reasonable estimate of the damages that may be incurred. Furthermore, such liquidated damages shall be the sole and exclusive remedy of Buyer for any failure by Seller to deliver Sand requested by Buyer.
          (ii) In the event of any material failure by Seller to perform any of its obligations under this Agreement, or any failure by Seller to perform any of its material obligations under this Agreement, other than as provided in Section 7(a)(i), Buyer may promptly give Seller notice thereof specifying the nature of such failure with particularity and in reasonable detail, including the specific provisions of this Agreement to which such purported failure relates. Seller shall use commercially reasonable effort to cure or otherwise remedy the failure specified in such notice within thirty (30) days after its receipt of such notice. If the failure specified in such notice cannot be cured or otherwise remedied through commercially reasonable effort in such thirty (30) day period, then the parties agree to work together in good faith and on a commercially reasonable basis to identify and implement operational or other changes, including reformation of this Agreement if and to the extent necessary and appropriate, as may be mutually agreed in writing by the parties to this Agreement, in a manner designed to address the reasonable needs of both parties. Buyer shall not have the right to terminate this Agreement and agrees not to assert any breach by Seller of this Agreement unless (A) Seller refuses to participate in good faith and on a reasonable basis in the process described in this Section 7(a)(ii), (B) Seller fails within a commercially reasonable period of time to implement any commercially reasonable changes identified through the process described in this Section 7(a)(ii) or (C) Seller fails to cure or otherwise remedy, within eight (8) months after Buyer provides notice to Seller of such failure, any material failure that can be so cured or remedied on a commercially reasonable basis within eight (8) months.
     (b) By Buyer.
          (i) If Buyer fails to pay any portion of any invoiced amount within the prescribed period of time required therefor, or otherwise fails to comply with its payment obligations in this Agreement, in addition to all other remedies, Seller may suspend deliveries until Buyer complies with such obligations, and Seller shall be free to sell Sand otherwise allocated to Buyer to any other party on any terms in Seller’s sole and absolute discretion and such reallocation shall in no event be deemed to be a breach by Seller of any of its obligations hereunder.
          (ii) If Buyer is in material breach of this Agreement and such breach continues for a period of twelve (12) months after notice thereof, then on such date and on each succeeding one-year anniversary of such date, Seller may accelerate one year’s payments due to Seller under this Agreement (in addition to any damages for past failures), following which acceleration Seller shall have no further obligation to deliver any Sand related to such accelerated amount pursuant to this Agreement, and Buyer shall pay to Seller an amount equal to the present value of all such payments (calculated at six percent (6%)) (in addition to any damages for past failures). If Seller has accelerated two (2) years’ payments due to Seller under this Agreement in accordance with the immediately preceding sentence of this Section 7(b)(ii), then on the next one-year anniversary of such date referred to in such sentence, Seller may accelerate the full remaining amount of the aggregate consideration payable to Seller under this Agreement during the Term of this Agreement remaining after the occurrence of such breach, the present value of which amount (calculated at six percent (6%)) Buyer shall then pay in full to Seller (in addition to any damages for past failures).
8. Further Assurances. Without further consideration, each party shall take such further actions and execute such further documents as may be reasonably requested by the other party in order to effectuate the purpose and intent of this Agreement.
9. Notices.
     (a) All notices given hereunder shall be in writing and shall be addressed to the party notified as set forth below. All notices shall be given by: (i) personal delivery, (ii) facsimile or other electronic communication (including e-mail), provided the transmitting device used by the party provides documentary confirmation of receipt, (iii) first class mail, postage prepaid, or (iv) a nationally recognized overnight courier service, delivery charges prepaid.
     (b) Notices shall be directed as follows, and a party may change its address by notice to the other party sent in accordance with this Section 9.

If to Seller:	If to Buyer:

c/o Preferred Unlimited Inc. 1001 E. Hector Street, Suite 100 Conshohocken, PA 19473 Attention: President Telephone No: 484-684-1222 Email: mbalitsaris@preferred.com	Superior Well Services, Inc. 1380 Rt. 286 East Suite #121 Indiana, PA 15701 Attn: U.S. Materials Manager Telephone No: 724-465-8904 Email: jdittman@swsi.com

with a copy to:	with a copy to:

c/o Preferred Unlimited Inc. 1001 E. Hector Street, Suite 100 Conshohocken, PA 19473 Attention: Legal Department Telephone No: 484-684-1213 Email: chouder@preferred.com	Superior Well Services, Inc. 1380 Rt. 286 East Suite #121 Indiana, PA 15701 Attn: President Telephone No: 724-465-8904 Email: davew@swsi.com and, following the Effective Date, to:

U.S. Silica Company
106 Sand Mine Road
Berkeley Springs, WV 25411
Attention: Vice President, Sales and Marketing
Telephone No.: 304-258-2500
With an additional copy to: General Counsel
Email: Ulizio@ussilica.com

     (c) Each notice shall be deemed given: (i) when delivered, if delivered by personal delivery; (ii) when confirmation of receipt is given, if delivered by facsimile or other electronic means during business hours or, if after business hours, then on the succeeding business day; (iii) if sent by first-class mail, the fifth business day after deposit in the mail; and (iv) if sent by overnight courier and deposited prior to the deadline for next business day delivery, on the business day after deposit or, if deposited after such deadline, then on the second business day after deposit.
10. Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Pennsylvania, except to the extent its laws would otherwise apply the laws of another jurisdiction. Notwithstanding the foregoing, however, the Uniform Commercial Code as in effect in the State of Pennsylvania shall apply as to all matters within its scope. Sole and exclusive venue for the resolution of all disputes hereunder shall be in a state or federal court of competent jurisdiction in the State of Pennsylvania.
11. Costs. Except as otherwise provided herein, each party shall bear its own costs and expenses in connection with this Agreement.
12. Representations and Warranties. Each party represents and warrants to the other party, as of the date of this Agreement, as follows:
     (a) Due Formation; Capacity. Such party is duly organized, validly existing and in good standing under the laws of the State specified in the first paragraph of this Agreement and has full power and authority to own and operate its properties, to conduct its affairs as now being conducted, to execute and deliver this Agreement, the related Note and the related security documents, as applicable (collectively, the “Transaction Documents”) to be or purporting to have been executed and delivered by it, and to perform its obligations hereunder and thereunder.
     (b) Due Authorization. The execution and delivery by such party of the Transaction Documents to which such party is party, and the performance thereof, have been duly authorized by all action necessary or requisite on the part of Such party.
13. Miscellaneous.
     (a) Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof. Any party may assign this Agreement or its rights or obligations under this Agreement (i) to an affiliate of such party or (ii) in connection with the merger of such assigning party or the sale of all or substantially all of its assets, in each case with the other parties’ consent, which shall not be unreasonably withheld, conditioned or delayed, in which case all parties’ authorized representatives shall mutually agree to the assignment in writing. No other assignment by a party shall be effected without the prior written consent of all other parties; provided, however, that any Seller party may assign this Agreement or its rights or obligations under this Agreement without Buyer’s consent as collateral or to any financing source. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties. No amendment or modification to this Agreement shall be effective unless in writing and signed by an executive officer of each party. No waiver by a party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.
     (b) Remedies. Unless expressly provided otherwise: (a) no right or remedy conferred by this Agreement shall be exclusive of any other right or remedy now or hereafter available at law or in equity, and (b) no provision hereof regarding remedies shall be construed as a limitation on the nature of the remedies to which a party may be entitled with respect to a breach of this Agreement.
     (c) Construction. Unless otherwise expressly provided, references to Sections and Appendices refer to those of this Agreement, and references to subsections refer to those within the Section or subsection where the reference appears. Section headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement shall be deemed to have been drafted by both Seller and Buyer, and therefore the rule against construing ambiguities against the party drafting a contract shall be inapplicable to this Agreement.
     (d) Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     (e) Severability. If any provision hereof is held to be invalid or unenforceable in whole or in part in any relevant jurisdiction, such provision, only to the extent invalid or unenforceable, shall be severable from this Agreement, and the other provisions of this Agreement (along with the provision at issue, to the extent that it would be valid and enforceable, and such provision shall be deemed to be so reformed) shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the purpose and intent of this Agreement. The invalidity or unenforceability, in whole or in part, of any provision of this Agreement in any relevant jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person or entity affect the validity or enforceability of such provision with respect to any other person or entity.
     (f) Attorneys’ Fees. In the event of a dispute between the parties that results in litigation, the party that prevails shall be entitled to an award of reasonable attorneys’ fees and costs incurred by such party in such dispute.
     (g) Terms and Conditions. The additional terms and conditions set forth on Exhibit C hereto, and all other Exhibits and Schedules hereto, shall be incorporated into and made part of this Agreement.
     (h) No Third Party Beneficiaries. This Agreement shall be construed to benefit the parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party.
     (i) No Partnership. Nothing herein shall be deemed to: (a) constitute either party the partner, co-venturer, agent, or legal representative of the other, or (b) create any fiduciary relationship between the parties. The parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. Neither party shall act for or assume any obligation or responsibility on behalf of the other party, unless and as otherwise expressly provided herein.
     (j) Time of the Essence. Time is of the essence in the performance of this Agreement.
14. Liabilities, Warranties, Indemnities and Insurance.
     (a) Buyer Acknowledgment. Buyer acknowledges and agrees that it understands as follows:
          (i) The Sand may contain respirable crystalline silica dust, or respirable crystalline silica dust may be created during the use of the Sand;

          (ii) Breathing crystalline dust, including, without limitation, respirable crystalline silica dust, is hazardous and can cause severe and permanent lung damage and breathing the dust can cause silicosis, a lung disease that can cause serious breathing difficulties and death;
          (iii) Breathing crystalline silica dust may cause lung cancer and other diseases;
          (iv) The Sand shall not be used, promoted or sold for sandblasting; and
          (v) Buyer must follow OSHA and other applicable health standards (such as recommendations made by the National Institute for Occupational Safety and Health) for crystalline silica (quartz) dust. See Buyer Material Safety Data Sheet, a copy of which is attached a made a part hereof as Exhibit D, for more complete information on hazards and precautions. Additionally, the OSHA website contains more information on crystalline silica; the address is www.osha.gov.
     (b) Buyer’s Responsibilities for Warnings, Literature and Notices. Buyer shall warn, protect and train its employees, customers, agents, and contractors of the hazards of improperly using silica sand. Because the Sand may be received, stored, resold, handled, used, packaged or otherwise employed by Buyer’s employees, customers, agents and/or contractors, Buyer acknowledges that Seller does not have the responsibility or ability to control such circumstances or the ability in all cases to communicate warnings and other information to Buyer’s employees, agents, customers and contractors. Buyer agrees to timely warn and notify its employees, agents, contractors and customers by providing them with current Buyer and Seller Sand Safety Data Sheets and other information issued by Buyer or Seller regarding warnings, product hazards and precautions to be followed in using, handling, storing, disposing and selling of sand. Buyer agrees to confirm upon reasonable written request from Seller that it is complying with its obligations under this Section.
     (c) Compliance. Buyer agrees to comply with all of the terms of this Agreement and applicable federal, state and local laws, regulations, orders and ordinances regarding sand, exposure to crystalline silica (quartz), or Buyer’s operations relating to sand, including, but not limited to, the OSHA Hazard Communications Standard (29 CFR 1910.1200 et seq.), and those relating to environmental exposure, disposal, spills and cleanup, health and safety, storage, packaging, labeling, transportation, and purchase of sand.
     (d) Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller, its officers, directors, shareholders, employees, successors and assigns from and against any and all claims, liabilities, losses, or damages, including any attorneys’ fees, as a result of any claim, suit, action, administrative proceeding, demand, judgment or settlement (a) arising out of Buyer’s material violation of any of the provisions of this Agreement; (b) arising out of Buyer’s use of or the resale of Sand, other than to the extent arising out of Seller’s breach of warranty contained herein; or (c) arising out of any claim, suit, action, administrative proceeding, demand, judgment asserted by any employee or former employee, agent or former agent, customer or former customer or contractor or former contractor of Buyer against Seller or any other person indemnified pursuant to this subsection, including, but not limited to, any claim, suit or action by an employee or former employee of Buyer, or an employee or former employee of a customer to whom Buyer resold Seller’s Sand, alleging liability against Seller for “failure to warn”, “failure to adequately warn”, negligence, or intentional conduct (including, but not limited to “conspiracy”).
     (e) Indemnification by Seller. Seller agrees to indemnify and hold harmless Buyer, its officers, directors, shareholders, employees, successors and assigns from and against any and all claims, liabilities, losses or damages, including reasonable attorneys’ fees, incurred by Buyer as a result of any claim, suit, action or judgment only to the extent caused solely and directly by a material breach by Seller of any of its material obligations in this Agreement, and not otherwise. Notwithstanding anything in this Section to the contrary, Seller shall not indemnify, defend or hold harmless Buyer from any claims, liabilities, losses or damages, or any allegation concerning any claims, liabilities, losses or damages, that arise from, are connected with, or are otherwise related to any injury or death (or any claim of injury or death) in any way associated with exposure (through inhalation or otherwise) to crystalline silica.
     (f) Seller’s Warranty. Seller’s warranty is set forth in Exhibit C.
     (g) Seller’s Insurance. Seller will maintain Worker’s Compensation Insurance as prescribed by applicable law, and employers liability, comprehensive general liability and automobile liability insurance in reasonable amounts and, upon request, it will provide Buyer with a Certificate of Insurance indicating the amount of such insurance.
     (h) Limitation on Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES INCURRED AS A RESULT OF EXPIRATION OR NON-RENEWAL OF THIS AGREEMENT OR FOR COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS ON ANTICIPATED SALES OR ON ACCOUNT OF EXPENDITURES, INVESTMENT LOSSES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF SELLER OR BUYER OR OTHERWISE EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 14, THE AFOREMENTIONED LIMITATION DOES NOT AFFECT THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER THIS SECTION 14 WITH RESPECT TO LIABILITIES TO THIRD PARTIES FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR INDIRECT DAMAGES.
15. Confidentiality. Each party shall keep confidential the other party’s proprietary and/or confidential information furnished by such other party that relates to this Agreement, including but not limited to Seller’s marketing information, volumes, prices defined in Exhibit A and Exhibit E and all commercial terms contemplated and defined in this Agreement and other agreements that exist or might exist between Seller and Buyer, throughout the Term of this Agreement (and any extension period pursuant to Section 5(c)), and shall not disclose any such information to any other person except as permitted hereby, or use such information itself for any purpose other than performing its obligations according to this Agreement. Buyer shall not advertise or publish the fact that Seller has contracted with Buyer, nor shall any information relating to this Agreement be disclosed without Seller’s express written consent. A party may disclose secret or confidential information, without the express written consent of the other party, to the extent confidential information is required by any government agency or entity, applicable laws and regulations of the government, to be in compliance with any applicable laws or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon such party. Proprietary and/or confidential information subject to this Section 15 does not include information which: (i) was in the public domain at the time it was communicated to the receiving party by the disclosing party; (ii) entered the public domain subsequent to the time it was communicated to the receiving party other than by a breach of this Agreement; (iii) was in the receiving party’s possession free of any obligation of confidence at the time it was communicated to the receiving party; (iv) is rightfully communicated to the receiving party free of any obligation of confidence subsequent to the time it was communicated to the receiving party by the disclosing party; (v) was developed independently without reference to any other such proprietary and/or confidential information by the receiving party; or (vi) was disclosed pursuant to a written authorization by the party that provided such proprietary and/or confidential information. Notwithstanding the foregoing, Seller shall be permitted to disclose this Agreement, any other agreements between Seller and Buyer, and any purchase orders, notices or similar documentation delivered by Buyer pursuant to this Agreement to its lenders and investors as reasonably necessary for Seller to obtain financing and capital to purchase U.S. Silica and to any of its future lenders and investors as reasonably necessary, including, without limitation, for any refinancing or recapitalization, provided that all such parties shall be informed of the confidential nature of this Agreement and such other documents and directed to maintain their confidentiality in accordance with the terms of this Agreement. In addition, both parties shall be permitted to disclose this Agreement and any such other agreements, purchase orders, notices and similar documentation to their auditors and financial and legal advisors who shall have an obligation to maintain their confidentiality.
16. Termination of U.S. Silica Contract. Effective as of the Effective Date, this Agreement shall supersede and replace that certain Agreement, dated October 2, 2007, by and between U.S. Silica Company and Buyer (the “Existing Agreement”). Effective as of the Effective Date, the Existing Agreement shall terminate and be of no further force or effect whatsoever except for Sections 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 16 and 19, which shall survive with respect to Products (as defined in the Existing Agreement) delivered pursuant to the Existing Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set out above.

SELLER:			BUYER:

Preferred Rocks USS, Inc.			Superior Well Services, Inc.

By:	/s/ Mike Balitsaris		By:	/s/ David E. Wallace

	Name:	Mike Balitsaris		Name:	David E. Wallace
	Title:	President		Title:	Chief Executive Officer

U.S. Silica Company

By:

Name:
Title:

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
EXHIBIT A
PURCHASE PRICE SCHEDULE

Type of Sand	Plant	Initial Price
20/40	Ottawa	* *	*
	Columbia**	* *	*
40/70	Ottawa or Genoa	* *	*
30/50 or 20/40	Genoa	* *	*
16/30	Columbia**	* *	*
12/20	Columbia**	* *	*
USM 65 or 100 Mesh	Pacific or Mill Creek	* *	*
100 Mesh	Genoa	* *	*

*	Notwithstanding the Initial Price set forth above, the initial price for 20/40 Sand from the Ottawa Plant shall be * * * per Ton solely from the Effective Date until December 31, 2009. Effective from and after January 1, 2010, the price for 20/40 Sand from the Ottawa Plant shall be (i) * * * per Ton plus (ii) the amount of the upward adjustment(s) determined pursuant to this Exhibit A assuming the initial price had been * * * on the Effective Date.

**	Sand produced from the Columbia plant does not meet API-specifications
Beginning January 1, 2010 (for the 2010 Period), effective January 1 of every Period, the Purchase Price shall automatically be increased, annually at the beginning of each Period, by an amount equal to three percent (3.0%) of the respective Purchase Price in effect immediately prior to giving effect to such increase.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
Monthly Purchase Amounts
As set forth in Section 2(a), the following are the monthly purchase amounts for the types of Sand during the Term:

Amounts in thousands of Tons
	1st quarter			2nd quarter			3rd quarter			4th quarter
Product	January	February	March	April	May	June	July	August	September	October	November	December	Total

20/40	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *

20/40 C *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *

40/70	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *

30/50 G or 20/40 G or 40/70 G or 100 Mesh G	* * *	* * *	* * *	* * *	* * *	* * *							* * *

16/30 C *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *

12/20 C *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *

USM 65 or 100 Mesh	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *	* * *

TOTAL													* * *
The notation “G” following the grade of Sand specified in the column captioned “Product” on this Exhibit A indicates that such grade is to be sourced from the Genoa Plant, subject to the terms and conditions set forth in this Agreement. The notation “C” following the grade of Sand specified in the column captioned “Product” on this Exhibit A indicates that such grade is to be sourced from the Columbia Plant, subject to the terms and conditions set forth in this Agreement.

*	Sand produced from the Columbia plant does not meet API-specifications.

EXHIBIT B
SPECIFICATIONS
20/40 Sand
Ottawa Plant
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	16	0%	0.1%
	20	0%	10%
	30	Cumulative % Retained 90	Cumulative % Retained 100
	35
	40
	50	0%	10%
	Pan	0%	1%

20/40 Frac Sand
Columbia, SC
Does NOT Meet API RP 56-1995 Crush Strength Recommendation
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	16	0%	1.0%
	20	0%	10%
	30	Cumulative % Retained 88	Cumulative % Retained 100
	35
	40
	50	0%	10%
	Pan	0%	1.5%

40/70 Sand
Ottawa Plant
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	30	0%	0.1%
	40	0%	10%
	50	Cumulative % Retained 90	Cumulative % Retained 100
	60
	70
	100	0%	10%
	Pan	0%	1%

30/50 Sand
Genoa Plant
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5 and/or ISO 13503-2

	US MESH	Ind % Ret Min	Ind % Ret Max
US STD SIEVE #	20	0%	.1%
	30	0%	10%
	40	Cumulative % Retained 90	Cumulative % Retained 100
	45
	50
	70	0%	10%
	Pan	0%	1%

20/40 Sand
Genoa Plant
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5 and/or ISO 13503-2

	US MESH	Ind % Ret Min	Ind % Ret Max
US STD SIEVE #	16	0%	.1%
	20	0%	10%
	30	Cumulative % Retained 90	Cumulative % Retained 100
	35
	40
	50	0%	10%
	Pan	0%	1%

40/70 Sand
Genoa Plant
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5 and/or ISO 13503-2

	US MESH	Ind % Ret Min	Ind % Ret Max
US STD SIEVE #	30	0%	.1%
	40	0%	10%
	50	Cumulative % Retained 90	Cumulative % Retained 100
	60
	70
	100	0%	10%
	Pan	0%	1%

100 Mesh Sand
Genoa Plant
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5 and/or ISO 13503-2

	US MESH	Ind % Ret Min	Ind % Ret Max
US STD SIEVE #	50	0%	.1%
	70	0%	10%
	100	Cumulative % Retained 90	Cumulative % Retained 100
	120
	140
	200	0%	10%
	Pan	0%	1%

16/30 Frac Sand
Columbia, sc
Does NOT Meet API RP 56-1995 Crush Strength Recommendation
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	12	0%	0.1%
	16	0%	10%
	20	Cumulative % Retained 85	Cumulative % Retained 100
	25
	30
	40	0%	12%
	Pan	0%	1.2%

12/20 Frac Sand
Columbia, SC
Does NOT Meet API RP 56-1995 Crush Strength Recommendation
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	8	0%	1.0%
	12	0%	10%
	16	Cumulative % Retained 90	Cumulative % Retained 100
	18
	20
	30	0%	10%
	Pan	0%	1%

100 Mesh Sand — USM 65
Pacific Plant
Does NOT Meet API RP 56-1995 Size Recommendation
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	50	7%	35.0%
	70	20%	45%
	100	Cumulative % Retained 25	Cumulative % Retained 65
	120
	140
	200	0%	5%
	Pan	0%	0.5%

100 Mesh Sand — USM 100
Milk Creek Plant
Does NOT Meet API RP 56-1995 Size Recommendation
Sampling per API RP-56-1995 Sections 3 & 4,
Testing per API RP-56-1995 Section 5

	US Mesh	Ind % Retained Min	Ind % Retained Max
US STD Sieve #	50	0%	10.0%
	70	5%	25%
	100	Cumulative % Retained 60	Cumulative % Retained 85
	120
	140
	200	0%	20%
	Pan	0%	5%

EXHIBIT C
TERMS AND CONDITIONS
1. Sand Warranty; Seller’s Disclaimer of Warranties, Representations and Covenants.
     (a) WITH RESPECT TO THE SAND AND THIS AGREEMENT, SELLER’S WARRANTIES, REPRESENTATIONS, AND COVENANTS AS EXPRESSLY SET OUT HEREIN ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, UNDER COMMON LAW OR OTHERWISE, AND SELLER DISCLAIMS ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, UNDER COMMON LAW OR OTHERWISE.
     (b) SELLER WARRANTS THAT THE SAND WILL COMPLY WITH THE SPECIFICATIONS IN ALL MATERIAL RESPECTS AT THE TIME OF DELIVERY TO BUYER.
     (c) CONSISTENT WITH SUBSECTION 1(a) ABOVE, EXCEPT TO THE EXTENT (x) EXPRESSLY SET FORTH IN SUBSECTION 1(b) ABOVE OR (y) EXPRESSLY SET FORTH IN THE AGREEMENT, THE SAND WILL BE SOLD, PURCHASED, AND ACCEPTED AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE AND, WITHOUT LIMITING THE FOREGOING, THE SAND IS BEING SOLD, PURCHASED, AND ACCEPTED WITHOUT ANY WARRANTIES REPRESENTATIONS, OR COVENANTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, THAT MAY EXIST UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, RELATING TO:
          (i) MERCHANTABILITY;
          (ii) THE (A) CONDITION, QUANTITY OR QUALITY (EXCEPT IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE AGREEMENT) OR (B) FITNESS FOR A PARTICULAR PURPOSE (INCLUDING FOR OIL AND GAS STIMULATION OPERATIONS) OR FOR ANY USE OR PURPOSE; OR
          (iii) CONFORMITY TO MODELS OR SAMPLES OF MATERIAL.
2. Buyer’s Assumption of Risk of Use, and Buyer’s Covenants Regarding Use of Sand.
     (a) Buyer acknowledges and represents that: (i) it has tested samples of the Sand to the extent it deems necessary or appropriate, (ii) it is satisfied with the Sand for its use for the purpose for which it is purchasing the Sand, and (iii) it understands and assumes the risk that the Sand may not function as Buyer desires on any particular property with respect to which it applies the Sand.
     (b) Consistent with subsection 2(a) and with Seller’s disclaimers under Section 14 of the Agreement and this Exhibit C, BUYER ASSUMES ALL RISKS THAT THE SAND MAY NOT FUNCTION AS BUYER DESIRES WITH REGARD TO ITS USE OF OR INTENDED USE OF THE SAND FOR THE PURPOSE FOR WHICH IT IS BUYING THE SAND.

          (c) (i) THE SAND, AS DELIVERED OR AS APPLIED, MAY CONTAIN RESPIRABLE SILICA. SEE THE MANUFACTURER’S MATERIAL SAFETY DATA SHEET, DO NOT BREATHE THE DUST FROM THE SAND, AND USE THE SAND SOLELY FOR THE LIMITED PURPOSE FOR WHICH IT IS BEING SOLD HEREUNDER.
          (ii) THE INHALATION OF SILICA DUST CONTAINED IN THE SAND, OR CREATED BY THE USE OF THE SAND, MAY CAUSE SEVERE IRREVERSIBLE LUNG DAMAGE AND PREMATURE DEATH, AND SOME MEDICAL REPORTS INDICATE SUCH INHALATION MAY CAUSE LUNG CANCER, DEBILITATING ARTHRITIS, AND SKIN AND EYE IRRITATION AMONG OTHER THINGS.
          (iii) PRODUCTS CONTAINING SILICA DUST SHOULD NOT BE USED WITHOUT THE ACCOMPANYING USE OF NIOSH/MSHA APPROVED RESPIRATORY PROTECTIVE EQUIPMENT.
          (iv) Buyer acknowledges that it is well informed and familiar with the risks posed by exposure to products containing silica including the Sand and with employee and environmental health and safety issues and safeguards related to such risks.
          (v) Buyer shall establish and maintain a procedure by which it:
(1)	remains well informed and familiar on an on-going current basis of all risks and issues associated with silica and with the use of Sand, including risks and issues discovered or arising after the date hereof, and risks and issues existing as of the date hereof but as to which additional information becomes available after the date hereof,

(2)	effectively communicates those risks and associated warnings to all those who may be exposed to the Sand and ensures that they comply with all safeguards in that regard,

(3)	distributes the manufacturer’s safety data sheet to all persons who may be exposed to the Sand,

(4)	provides those who may come into contact with the Sand with all clothing, equipment, and working environments necessary or appropriate for their protection, and

(5)	complies with all laws, including those regarding the use, storage, application, and disposal of Sand.

EXHIBIT D
Material Safety Data Sheet
U. S. SILICA COMPANY
MSDS — MATERIAL SAFETY DATA SHEET
SECTION 1 — CHEMICAL PRODUCT AND COMPANY IDENTIFICATION
Product Names/Trade Names:
Silica Sand sold under various names: ASTM TESTING SANDS • GLASS SAND • FLINT SILICA • DM-SERIES • F-SERIES • FOUNDRY SANDS • FJ-SERIES • FP-SERIES • H-SERIES • L-SERIES • N-SERIES • NJ-SERIES • OK-SERIES • P-SERIES • T-SERIES • HYDRAULIC FRACING SANDS • MIN-U-SIL® Ground Silica • MYSTIC WHITE® • #1 DRY • #1 SPECIAL • PENN SAND® • Q-ROK® • SIL-CO-SIL® Ground Silica • SUPERSIL® • MASON SAND • GS-SERIES • PER-SPEC
Synonyms/Common Names: Sand, Silica Sand, Quartz, Crystalline Silica, Flint, Ground Silica.
Manufacturer’s Name:
Emergency Telephone Number: 304-258-2500 (8:30 am to 5:00 pm eastern)
U. S. Silica Company 304-258-8295 (fax)
P. O. Box 187
Berkeley Springs, WV 25411
Date Prepared: June 30, 2006 (revising February 10, 2005)
SECTION 2 — HAZARD IDENTIFICATION
EMERGENCY OVERVIEW:
The U. S. Silica Company material is a white or tan sand, or ground sand. It is not flammable, combustible or explosive. It does not cause burns or severe skin or eye irritation. A single exposure will not result in serious adverse health effects. Crystalline silica (quartz) is not known to be an environmental hazard.
Crystalline silica (quartz) is incompatible with hydrofluoric acid, fluorine, chlorine trifluoride or oxygen difluoride.
OSHA REGULATORY STATUS

This material is considered hazardous under the OSHA Hazard Communications Standard (29 CFR 1910.1200).
POTENTIAL HEALTH EFFECTS:
Inhalation:
a.	Silicosis Respirable crystalline silica (quartz) can cause silicosis, a fibrosis (scarring) of the lungs. Silicosis may be progressive; it may lead to disability and death.

b.	Lung Cancer Crystalline silica (quartz) inhaled from occupational sources is classified as carcinogenic to humans.

c.	Tuberculosis Silicosis increases the risk of tuberculosis.

d.	Autoimmune and Chronic Kidney Diseases Some studies show excess numbers of cases of scleroderma, connective tissue disorders, lupus, rheumatoid arthritis, chronic kidney diseases and end-stage kidney disease in workers exposed to respirable crystalline silica.

e.	Non-Malignant Respiratory Diseases (other than silicosis) Some studies show an increased incidence in chronic bronchitis and emphysema in workers exposed to respirable crystalline silica.
Eye Contact: Crystalline silica (quartz) may cause abrasion of the cornea.
Skin Contact: Not applicable.
Ingestion: Not applicable.
Chronic Effects: The adverse health effects — silicosis, lung cancer, autoimmune and chronic kidney diseases, tuberculosis, and non-malignant respiratory diseases— are chronic effects.
Signs and Symptoms of Exposure: Generally, there are no signs or symptoms of exposure to crystalline silica (quartz).
Medical Conditions Generally Aggravated by Exposure: The condition of individuals with lung disease (e.g., bronchitis, emphysema, chronic obstructive pulmonary disease) can be aggravated by exposure.
See Section 11, Toxicological Information, for additional detail on potential adverse health effects.
SECTION 3 — COMPOSITION/INFORMATION ON INGREDIENTS
Ingredients:

	Chemical	Typical %,
	Formula	By Weight	CAS #
Crystalline Silica (quartz)	SiO2	99.0 - 99.9	14808-60-7
Aluminum Oxide	Al2O3	< .8	1344-28-1
Iron Oxide	Fe2O3	< .1	1309-37-1
Titanium Oxide	TiO2	< .1	13463-67-7
SECTION 4 — FIRST AID MEASURES
Inhalation: No specific first-aid is necessary since the adverse health effects associated with exposure to crystalline silica (quartz) result from chronic exposures. If there is a gross inhalation of crystalline silica (quartz), remove the person immediately to fresh air, give artificial respiration as needed, seek medical attention as needed.
Eye Contact: Wash immediately with water. If irritation persists, seek medical attention.
Skin Contact: Not applicable.
Ingestion: Not applicable.
SECTION 5 — FIRE FIGHTING MEASURES
Crystalline silica (quartz) is not flammable, combustible or explosive.
SECTION 6 — ACCIDENTAL RELEASE MEASURES
Spills: Use dustless methods (vacuum) and place into closable container for disposal, or flush with water. Do not dry sweep. Wear protective equipment specified below.
Waste Disposal Method: See Section 13.
SECTION 7 — HANDLING AND STORAGE
Precautions During Handling and Use: Do not breathe dust. Use adequate ventilation and dust collection. Keep airborne dust concentrations below permissible exposure limit (“PEL”). Do not rely on your sight to determine if dust is in the air. Respirable crystalline silica dust may be in the air without a visible dust cloud.
If crystalline silica dust cannot be kept below permissible limits, wear a respirator approved for silica dust when using, handling, storing or disposing of this product or bag. See Section 8 for further information on respirators. Practice good housekeeping. Do not permit dust to collect on walls, floors, sills, ledges, machinery, or equipment. Maintain, clean, and fit test respirators in accordance with OSHA regulations. Maintain and test ventilation and dust collection equipment. Wash or vacuum clothing that has become dusty.
The OSHA Hazard Communication Standard, 29 CFR Sections 1910.1200, 1915.1200, 1917.28, 1918.90, 1926.59 and 1928.21, and state and local worker or community “right-to-know” laws and regulations should be strictly followed.
Do not use U. S. Silica Company materials for sandblasting.
Precautions During Storage: Avoid breakage of bagged material or spills of bulk material. Use dustless methods (vacuum) and place into closable container for disposal, or flush with water. Do not dry sweep. See control measures in Section 8.
The OSHA Hazard Communication Standard, 29 CFR Sections 1910.1200, 1915.1200, 1917.28, 1918.90, 1926.59 and 1928.21, and state and local worker or community “right-to-know” laws and regulations should be strictly followed. WARN YOUR EMPLOYEES (AND YOUR CUSTOMERS IN CASE OF RESALE) BY POSTING AND OTHER MEANS OF THE HAZARDS AND THE REQUIRED OSHA PRECAUTIONS. PROVIDE TRAINING FOR YOUR EMPLOYEES ABOUT THE OSHA PRECAUTIONS.
For additional precautions, see American Society for Testing and Materials (ASTM) standard practice E 1132-99a, “Standard Practice for Health Requirements Relating to Occupational Exposure to Respirable Crystalline Silica.”
SECTION 8 — EXPOSURE CONTROLS/PERSONAL PROTECTION
Local Exhaust Ventilation: Use sufficient local exhaust ventilation to reduce the level of respirable crystalline silica to below the OSHA PEL. See ACGIH “Industrial Ventilation, A Manual of Recommended Practice” (latest edition).
Respiratory Protection:
If it is not possible to reduce airborne exposure levels to below the OSHA PEL with ventilation, use the table below to assist you in selecting respirators that will reduce personal exposures to below the OSHA PEL. This table is part of the NIOSH Respirator Selection Logic, 2004, Chapter III, Table 1, “Particulate Respirators”. The full document can be found at www.cdc.gov/niosh/npptl/topics/respirators; the user of this MSDS is directed to that site for information concerning respirator selection and use.
The assigned protection factor (APF) is the minimum anticipated level of protection provided by each type of respirator worn in accordance with an adequate respiratory protection program. For example, an APF of 10 means that the respirator should reduce the airborne concentration of a particulate by a factor of 10, so that if the workplace concentration of a particulate was 150 ug/m3, then a respirator with an APF of 10 should reduce the concentration of particulate to 15 ug/m3.

Assigned
protection	Type of Respirator
factor [1]	(Use only NIOSH-certified respirators)
10	Any air-purifying elastomeric half-mask respirator equipped with appropriate type of particulate filter. [2] Appropriate filtering facepiece respirator. [2,3] Any air-purifying full facepiece respirator equipped with appropriate type of particulate filter. [2]

Assigned
protection	Type of Respirator
factor [1]	(Use only NIOSH-certified respirators)
Any negative pressure (demand) supplied-air respirator equipped with a half-mask.
25	Any powered air-purifying respirator equipped with a hood or helmet and a high efficiency (HEPA) filter. Any continuous flow supplied-air respirator equipped with a hood or helmet.
50	Any air-purifying full facepiece respirator equipped with N-100, R-100, or P-100 filter(s). Any powered air-purifying respirator equipped with a tight-fitting facepiece (half or full facepiece) and a high-efficiency filter. Any negative pressure (demand) supplied-air respirator equipped with a full facepiece. Any continuous flow supplied-air respirator equipped with a tight-fitting facepiece (half or full facepiece). Any negative pressure (demand) self-contained respirator equipped with a full facepiece.
1,000	Any pressure-demand supplied-air respirator equipped with a half-mask.

1.	The protection offered by a given respirator is contingent upon (1) the respirator user adhering to complete program requirements (such as the ones required by OSHA in 29CFR1910.134), (2) the use of NIOSH-certified respirators in their approved configuration, and (3) individual fit testing to rule out those respirators that cannot achieve a good fit on individual workers.

2.	Appropriate means that the filter medium will provide protection against the particulate in question.

3.	An APF of 10 can only be achieved if the respirator is qualitatively or quantitatively fit tested on individual workers.
Exposure Guidelines:

			OSHA PEL		ACGIH TLV		NIOSH REL
		Percentage
Component	CAS No.	(by wt.)	TWA	STEL	TWA	STEL	TWA	STEL	Unit
Crystalline Silica (quartz)	14808-60-7	99.0-99.9	10/% SiO2+2	None	.025	None	.05	None	mg/m [3]
If crystalline silica (quartz) is heated to more than 870°C, it can change to a form of crystalline silica known as trydimite; if crystalline silica (quartz) is heated to more than 1470°C, it can change to a form of crystalline silica known as cristobalite. The OSHA PEL for crystalline silica as trydimite or cristobalite is one-half of the OSHA PEL for crystalline silica (quartz).
SECTION 9 — PHYSICAL AND CHEMICAL PROPERTIES
Appearance: White or tan sand; granular, crushed, or ground.
Boiling Point: 4046°F/2230°C
Odor: None

Vapor Pressure (mm Hg.): None
Specific Gravity (Water = 1): 2.65
Vapor Density (Air = 1): None
Melting Point: 3110°F/1710°C
Solubility in Water: Insoluble in water
Evaporation Rate (Butyl Acetate = 1): None
SECTION 10 — STABILITY AND REACTIVITY
Stability: Crystalline silica (quartz) is stable.
Incompatibility (Materials to Avoid): Contact with powerful oxidizing agents, such as fluorine, chlorine trifluoride and oxygen difluoride, may cause fires.
Hazardous Decomposition or Byproducts: Silica will dissolve in hydrofluoric acid and produce a corrosive gas — silicon tetrafluoride.
Hazardous Polymerization: Will not occur.
SECTION 11 — TOXICOLOGICAL INFORMATION
The method of exposure to crystalline silica that can lead to the adverse health effects described below is inhalation.
A. SILICOSIS
The major concern is silicosis, caused by the inhalation and retention of respirable crystalline silica dust. Silicosis can exist in several forms, chronic (or ordinary), accelerated, or acute.
Chronic or Ordinary Silicosis (often referred to as Simple Silicosis) is the most common form of silicosis, and can occur after many years of exposure to relatively low levels of airborne respirable crystalline silica dust. It is further defined as either simple or complicated silicosis.
Simple silicosis is characterized by lung lesions (shown as radiographic opacities) less than 1 centimeter in diameter, primarily in the upper lung zones. Often, simple silicosis is not associated with symptoms, detectable changes in lung function or disability.
Simple silicosis may be progressive and may develop into complicated silicosis or progressive massive fibrosis (PMF). Complicated silicosis or PMF is characterized by lung lesions (shown as radiographic opacities) greater than 1 centimeter in diameter. Although there may be no symptoms associated with complicated silicosis or PMF, the symptoms, if present, are shortness of breath, wheezing, cough and sputum production. Complicated silicosis or PMF may be associated with decreased lung function and may be disabling. Advanced complicated silicosis or PMF may lead to death. Advanced complicated silicosis or PMF can result in heart disease secondary to the lung disease (cor pumonale).
Accelerated Silicosis can occur with exposure to high concentrations of respirable crystalline silica over a relatively short period; the lung lesions can appear within five (5) years of initial exposure. Progression can be rapid. Accelerated silicosis is similar to chronic or ordinary silicosis, except that lung lesions appear earlier and progression is more rapid.
Acute Silicosis can occur with exposures to very high concentrations of respirable crystalline silica over a very short time period, sometimes as short as a few months. The symptoms of acute silicosis include progressive shortness of breath, fever, cough and weight loss. Acute silicosis is fatal.
B. CANCER
IARC — The International Agency for Research on Cancer (“IARC”) concluded that there was “sufficient evidence in humans for the carcinogenicity of crystalline silica in the forms of quartz or cristobalite from occupational sources”, and that there is “sufficient evidence in experimental animals for the carcinogenicity of quartz and cristobalite.” The overall IARC evaluation was that “crystalline silica inhaled in the form of quartz or cristobalite from occupational sources is carcinogenic to humans (Group 1).” The IARC evaluation noted that “carcinogenicity was not detected in all industrial circumstances studies. Carcinogenicity may be dependent on inherent characteristics of the crystalline silica or on external factors affecting its biological activity or distribution of its polymorphs.” For further information on the IARC evaluation, see IARC Monographs on the Evaluation of Carcinogenic Risks to Humans, Volume 68, “Silica, Some Silicates...” (1997).
NTP — The National Toxicology Program’s Eleventh Annual Report on Carcinogens classifies “silica, crystalline (respirable size)” as a known human carcinogen.
OSHA — Crystalline silica (quartz) is not regulated by the U. S. Occupational Safety and Health Administration as a carcinogen.
C. AUTOIMMUNE DISEASES
Several studies have reported excess cases of several autoimmune disorders, — scleroderma, systemic lupus erythematosus, rheumatoid arthritis — among silica-exposed workers. For a review of the subject, the following may be consulted: “Occupational Exposure to Crystalline Silica and Autoimmune Disease”, Environmental Health Perspectives, Volume 107, Supplement 5, pp. 793-802 (1999); “Occupational Scleroderma”, Current Opinion in Rheumatology, Volume 11, pp. 490-494 (1999).
D. TUBERCULOSIS
Individuals with silicosis are at increased risk to develop pulmonary tuberculosis, if exposed to persons with tuberculosis. The following may be consulted for further information: Occupational Lung Disorders, Third Edition, Chapter 12, entitled “Silicosis and Related Diseases”, Parkes, W. Raymond (1994); “Risk of pulmonary tuberculosis relative to silicosis and exposure to silica dust in South African gold miners,” Occup Environ Med., Volume 55, pp.496-502 (1998).
E. KIDNEY DISEASE
Several studies have reported excess cases of kidney diseases, including end stage renal disease, among silica-exposed workers. For additional information on the subject, the following may be consulted: “Kidney Disease and Silicosis”, Nephron, Volume 85, pp. 14-19 (2000).
F. NON-MALIGNANT RESPIRATORY DISEASES
The reader is referred to Section 3.5 of the NIOSH Special Hazard Review cited below, for information concerning the association between exposure to crystalline silica and chronic bronchitis, emphysema and small airways disease. There are studies that disclose an association between dusts found in various mining occupations and non-malignant respiratory diseases, particularly among smokers. It is unclear whether the observed associations exist only with underlying silicosis, only among smokers, or result from exposure to mineral dusts generally (independent of the presence or absence of crystalline silica, or the level of crystalline silica in the dust).
Sources of information:
The NIOSH Hazard Review — Occupational Effects of Occupational Exposure to Respirable Crystalline Silica published in April 2002 summarizes and discusses the medical and epidemiological literature on the health risks and diseases associated with occupation exposures to respirable crystalline silica. The NIOSH Hazard Review should be consulted for additional information, and citations to published studies on health risks and diseases associated with occupational exposure to respirable crystalline silica. The NIOSH Hazard Review is available from NIOSH — Publications Dissemination, 4676 Columbia Parkway, Cincinnati, OH 45226, or by calling 1-800-35-NIOSH (1-800-356-4676), or through the NIOSH web site, www.cdc.gov/niosh/topics/silica, then click on the link “NIOSH Hazard Review: Health Effects of Occupational Exposure to Respirable Crystalline Silica”.
SECTION 12 — ECOLOGICAL INFORMATION
     Crystalline silica (quartz) is not known to be ecotoxic; i.e., there are no data that suggests that crystalline silica (quartz) is toxic to birds, fish, invertebrates, microorganisms or plants.
SECTION 13 — DISPOSAL CONSIDERATIONS
General: The packaging and material may be landfilled; however, material should be covered to minimize generation of airborne dust.
RCRA: Crystalline silica (quartz) is not classified as a hazardous waste under the Resource Conservation and Recovery Act, or its regulations, 40 CFR §261 et seq.
The above applies to materials as sold by U. S. Silica Company. The material may be contaminated during use, and it is the responsibility of the user to assess the appropriate disposal of the used material.
SECTION 14 — TRANSPORT INFORMATION
Crystalline silica (quartz) is not a hazardous material for purposes of transportation under the U. S. Department of Transportation Table of Hazardous Materials, 49 CFR §172.101.
SECTION 15 — REGULATORY INFORMATION
UNITED STATES (FEDERAL AND STATE)
TSCA No.: Crystalline silica (quartz) appears on the EPA TSCA inventory under the CAS No. 14808-60-7.
RCRA: Crystalline silica (quartz) is not classified as a hazardous waste under the Resource Conservation and Recovery Act, or its regulations, 40 CFR §261 et seq.
CERCLA: Crystalline silica (quartz) is not classified as a hazardous substance under regulations of the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 40 CFR §302.
Emergency Planning and Community Right to Know Act (SARA Title III): Crystalline silica (quartz) is not an extremely hazardous substance under Section 302 and is not a toxic chemical subject to the requirements of Section 313.
Clean Air Act: Crystalline silica (quartz) mined and processed by U.S. Silica Company is not processed with or does not contain any Class I or Class II ozone depleting substances.
FDA: Silica is included in the list of substances that may be included in coatings used in food contact surfaces, 21 CFR §175.300(b)(3)(xxvi).
NTP: Respirable crystalline silica, primarily quartz dusts occurring in industrial and occupational settings, is classified as Known to be a Human Carcinogen.
OSHA Carcinogen: Crystalline silica (quartz) is not listed.
California Proposition 65: Crystalline silica (airborne particles of respirable size) is classified as a substance known to the State of California to be a carcinogen.
California Inhalation Reference Exposure Level (REL): California established a chronic REL of 3 ug for silica (crystalline, respirable). A chronic REL is an airborne level of a substance at or below which no adverse health effects are anticipated in individuals indefinitely exposed to the substance at that level.
Massachusetts Toxic Use Reduction Act: Silica, crystalline (respirable size, <10 microns) is “toxic” for purposes of the Massachusetts Toxic Use Reduction Act.

Pennsylvania Worker and Community Right to Know Act: Quartz is a hazardous substance under the Act, but it is not a special hazardous substance or an environmental hazardous substance.
CANADA
Domestic Substances List: U. S. Silica Company products, as naturally occurring substances, are on the Canadian DSL.
WHMIS Classification: D2A
OTHER
EINECS No.: 238-878-4
EEC Label (Risk/Safety Phrases): R 48/20, R 40/20, S22, S38
IARC: Crystalline silica (quartz) is classified in IARC Group 1.
Japan MITI: All of the components of this product are existing chemical substances as defined in the Chemical Substance Control Law.
Australian Inventory of Chemical Substances: All of the components of this product are listed on the AICS inventory or exempt from notification requirements.
National, state, provincial or local emergency planning, community right-to-know or other laws, regulations or ordinances may be applicable—consult applicable national, state, provincial or local laws.
SECTION 16 — OTHER INFORMATION
Hazardous Material Information System (HMIS):

Health	*
Flammability	0
Reactivity	0
Protective Equipment	E

*	For further information on health effects, see Sections 2 and 11 of this MSDS.
National Fire Protection Association (NFPA):

Health	0
Flammability	0
Reactivity	0
Web Sites with Information about Effects of Crystalline Silica Exposure:
The U. S. Silica web site will provide updated links to OSHA and NIOSH web sites addressing crystalline silica issues.
www.u-s-silica.com, click in “Information”, then click on “Health & Safety”.
U. S. SILICA COMPANY DISCLAIMER
The information and recommendations contained herein are based upon data believed to be correct. However, no guarantee or warranty of any kind, express or implied, is made with respect to the information contained herein. We accept no responsibility and disclaim all liability for any harmful effects that may be caused by purchase, resale, use or exposure to our silica. Customers-users of silica must comply with all applicable health and safety laws, regulations, and orders, including the OSHA Hazard Communication Standard.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
EXHIBIT E
Note: This Exhibit E is applicable only as provided in Section 2(b)(vi) of the Agreement.
Purchase and Sale After Ramp-up Period
     Purchase and Sale for all Periods During Term Other Than Ramp-up Period. Subject to Section 2(b) and Section 2(c), for all Periods during the Term other than during the Ramp-up Period, Seller shall make available for purchase by Buyer, and Buyer shall purchase from Seller, Sand as set forth in the chart below.

Type of Sand	Plant	Amount	Initial Price
20/40	Ottawa	* * * Tons per full Period (with Tons per month as set forth below on Exhibit E)*	As set forth on Exhibit E below

	Columbia**	* * * Tons per full Period (with Tons per month as set forth below on Exhibit E)***	As set forth on Exhibit E below

40/70	Ottawa	* * * Tons per full Period (with Tons per month as set forth below on Exhibit E)***	As set forth on Exhibit E below

30/50 or 20/40 or 40/70 or 100 Mesh****	Genoa	* * * Tons**** per full Period (with Tons per month as set forth below on Exhibit E)***	As set forth on Exhibit E below

16/30	Columbia**	* * * Tons per full Period (with Tons per month as set forth below on Exhibit E)***	As set forth on Exhibit E below

12/20	Columbia**	* * * Tons per full Period (with Tons per month as set forth below on Exhibit E)***	As set forth on Exhibit E below

USM 65 or 100 Mesh	Pacific or Mill Creek	* * * Tons per full Period (with Tons per month as set forth below on Exhibit E)***	As set forth on Exhibit E below

*	Seller’s Right to Substitute 30/50 Sand. Notwithstanding anything herein to the contrary, at any time or from time to time beginning January 1, 2010 to and including December 31, 2010, Seller shall have the right to substitute up to * * * Tons in the aggregate of 30/50 Sand in lieu of 20/40 Sand that would otherwise be required, absent this right to substitute, to be provided from the Ottawa Plant, in accordance with this Exhibit E.

**	Sand produced from the Columbia plant does not meet API-specifications.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).

***	Or such lesser or greater amount that Buyer may elect by advance notice to Seller, subject in all cases to availability of the applicable Sand, provided that (i) no such amount for any grade of Sand shall vary (upward or downward) by more than thirty percent (30%) individually or in the aggregate at any time and (ii) in the aggregate, Buyer shall purchase * * * Tons of 20/40 Sand from the Columbia Plant, 40/70 Sand, 30/50 Sand, 16/30 Sand, 12/20 Sand, 100 Mesh Sand and USM 65 Sand, at the respective Purchase Price, per full Period.

****	Subject in all cases to availability of the applicable Sand.
Amounts in thousands of Tons

	1st quarter									2nd quarter									3rd quarter												4th quarter
Product	January			February			March			April			May			June			July			August			September			October			November			December			Total
20/40	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

20/40 C*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

40/70	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

30/50 G or 20/40 G or 40/70 G or 100 Mesh G	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

16/30 C *	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

12/20 C *	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

USM 65 or 100 Mesh	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

TOTAL
The notation “G” following the grade of Sand specified in the column captioned “Product” in the table above on this Exhibit E indicates that such grade is to be sourced from the Genoa Plant, subject to the terms and conditions set forth in the Agreement. The notation “C” following the grade of Sand specified in the column captioned “Product” in the table above on this Exhibit E indicates that such grade is to be sourced from the Columbia Plant, subject to the terms and conditions set forth in the Agreement.

*	Sand produced from the Columbia plant does not meet API-specifications.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
Purchase and Sale During Ramp-up Period
     Purchase and Sale for all Periods During Ramp-up Period. Subject to Section 2(b), for all Periods during the Ramp-up Period, Seller shall make available for purchase by Buyer, and Buyer shall purchase from Seller, Sand as set forth in the chart below.

Type of Sand	Plant	Amount	Initial Price
20/40	Ottawa	As set forth below on Exhibit E	As set forth below on Exhibit E
	Columbia*	As set forth below on Exhibit E**	As set forth below on Exhibit E
40/70	Ottawa	As set forth below on Exhibit E**	As set forth below on Exhibit E
30/50 or 20/40 or 40/70 or 100 Mesh	Genoa	As set forth below on Exhibit E**	As set forth below on Exhibit E
16/30	Columbia*	As set forth below on Exhibit E**	As set forth below on Exhibit E
12/20	Columbia*	As set forth below on Exhibit E**	As set forth below on Exhibit E
USM 65 or 100 Mesh	Pacific or Mill Creek	As set forth below on Exhibit E**	As set forth below on Exhibit E

*	Sand produced from the Columbia plant does not meet API-specifications.

**	Or such lesser or greater amount that Buyer may elect by advance notice to Seller, subject in all cases to availability of the applicable Sand, provided that (i) no such amount for any grade of Sand shall vary (upward or downward) by more than thirty percent (30%) individually or in the aggregate at any time and (ii) in the aggregate, Buyer shall purchase 200,000 Tons of 20/40 Sand from the Columbia Plant, 40/70 Sand, 30/50 Sand, 16/30 Sand, 12/20 Sand, 100 Mesh Sand and USM 65 Sand, at the respective Purchase Price, per full Period.
Ramp-up Schedule

2008
Product	November	December	2008 Total

20/40	* * *	* * *	* * *
20/40C *	0	0	0
20/40G	0	0	0
40/70	0	0	0
40/70G	0	0	0
30/50	0	0	0
30/70	0	0	0
100 Mesh	0	0	0
100 Mesh Hydro	0	0	0
100 Mesh G	0	0	0
16/30	0	0	0
16/30G	0	0	0
12/20	0	0	0
USM65 (4070 sub)	0	0	0

TOTAL	* * *	* * *	* * *

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
Amounts in thousands of Tons

2009
	1st quarter						2nd quarter						3rd quarter						4th quarter						2009
Product	January		February		March		April		May		June		July		August		September		October		November		December		Total
20/40	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
20/40 C*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
40/70	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
30/50 G or 20/40 G or 40/70 G or 100 Mesh G	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
16/30 C *	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
12/20 C *	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
USM 65 or 100 Mesh	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*	* *	*
TOTAL																									* *	*
The notation “G” following the grade of Sand specified in the column captioned “Product” in the table above on this Exhibit E indicates that such grade is to be sourced from the Genoa Plant, subject to the terms and conditions set forth in the Agreement. The notation “C” following the grade of Sand specified in the column captioned “Product” in the table above on this Exhibit E indicates that such grade is to be sourced from the Columbia Plant, subject to the terms and conditions set forth in the Agreement.

*	Sand produced from the Columbia plant does not meet API-specifications.

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS (* * *).
Purchase Price Schedule

Type of Sand	Plant	Initial Price

20/40	Ottawa	* * *
	Columbia**	* * *
40/70	Ottawa or Genoa	* * *
100 Mesh	Genoa	* * *
30/50 or 20/40	Genoa	* * *
16/30	Columbia**	* * *
12/20	Columbia**	* * *
USM 65 or 100 Mesh	Pacific or Mill Creek	* * *

*	Notwithstanding the Initial Price set forth above, the initial price for 20/40 Sand from the Ottawa Plant shall be * * * per Ton solely from the Effective Date until December 31, 2009. Effective from and after January 1, 2010, the price for 20/40 Sand from the Ottawa Plant shall be (i) * * * per Ton plus (ii) the amount of the upward adjustment(s) determined pursuant to this Exhibit E assuming the initial price had been * * * on the Effective Date.

**	Sand produced from the Columbia plant does not meet API-specifications
Beginning January 1, 2010 (for the 2010 Period), effective January 1 of every Period, the Purchase Price shall automatically be increased, annually at the beginning of each Period, by an amount equal to three percent (3.0%) of the respective Purchase Price in effect immediately prior to giving effect to such increase.